EXHIBIT  5.1

                        [LETTERHEAD OF ALSTON & BIRD LLP]

AirGate  PCS,  Inc.
Harris  Tower
233  Peachtree  Street,  N.E.
Suite  1700
Atlanta,  GA  30303

Ladies  and  Gentlemen:

Re:     Registration  Statement  on  Form  S-3


Ladies  and  Gentlemen:

     We have acted as counsel to AirGate PCS, Inc., a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), 88,826 shares of the Company's Common Stock, par value $.01 per share (the "Shares "), to be issued by the Company from time to time upon exercise of certain warrants (the "Warrants") which were sold by the Company in its $150 million units offering on September 30, 1999. This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

     We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Warrant Agreement (the "Warrant Agreement"), dated September 30, 1999, between the Company and Bankers Trust Company, as Warrant Agent, the Registration Statement and other agreements and documents we deemed necessary for the purpose of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
     As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification. In particular, with respect to the units issued on September 30, 1999, we have relied upon a statement of an officer of the Company that, to that officer's knowledge, the consideration received was adequate and that the full amount of the consideration has been received.

     Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution and we do not express any opinion herein concerning any other laws.

     This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

     Based on the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the terms of the Warrant Agreement and the Warrants, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                         ALSTON  &  BIRD  LLP



                         By:     /S/  PAUL  J.  NOZICK
                                 ---------------------
                         Paul  J.  Nozick,  a  Partner